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                                                                     Exhibit 5.2



                         RICHARDS, LAYTON & FINGER, P.A.









                                December 18, 2001





Reinsurance Group of America, Incorporated
1370 Timberlake Manor Parkway
Chesterfield, Missouri 63017-6039

         Re: RGA Capital Trust I

Ladies and Gentlemen:

         We have acted as special Delaware counsel for RGA Capital Trust I (the "Trust"), a Delaware business trust, in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

         For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

         (a) The Certificate of Trust of the Trust (the "Certificate"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on February 8, 2001;

         (b) The Trust Agreement of the Trust, dated as of February 8, 2001, among the Company and the trustees of the Trust named therein

         (c) The form of Amended and Restated Trust Agreement of the Trust, to be dated as of December 18, 2001 (including the exhibits thereto) (the "Trust Agreement"), among Reinsurance Group of America, Incorporated (the "Company"), The Bank of New York, as property trustee, The Bank of New York (Delaware), as Delaware trustee, the administrative trustees named therein and the holders, from time to time, of undivided beneficial interests in the assets of the Trust;


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Reinsurance Group of America, Incorporated
December 18, 2001
Page 2



         (d) The prospectus, dated December 3, 2001, as supplemented by the prospectus supplement, dated December 12, 2001 (collectively, the "Prospectus"), relating to the $225,000,000 Trust Preferred Income Equity Redeemable Securities (PIERS) Units (each, a "Unit" and collectively, the "Units"), each of which consists of a preferred security of the Trust representing an undivided beneficial interest in the assets of the Trust (each, a "Preferred Security" and collectively, the "Preferred Securities") and a warrant to purchase common stock of the Company; and

         (e) A Certificate of Good Standing for the Trust, dated December 17, 2001, obtained from the Secretary of State.

         Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreements.

         For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs
(a) through (e) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

         With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

         For purposes of this opinion, we have assumed (i) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, that each party to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents,
(v) that each party to the documents examined by us has duly authorized, executed and delivered such documents, (vi) the receipt by each Person (the "Preferred Security Holders") to whom a Preferred Security is to be issued by the Trust of a Preferred Security Certificate for the Preferred Security and the payment for the Preferred Security acquired by it, in accordance with the Trust Agreement and the Underwriting Agreement, and as described in the Prospectus, and (vii) that


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Reinsurance Group of America, Incorporated
December 18, 2001
Page 3

the Preferred Securities are issued and sold to the Preferred Security Holders in accordance with the Trust Agreement and the Underwriting Agreement, and as described in the Prospectus. We have not participated in the preparation of the Prospectus and assume no responsibility for its contents.

         This opinion is limited to the Delaware Business Trust Act, including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

         Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

         1. The Trust has been duly created and is validly existing in good standing as a business trust under the Business Trust Act.

         2. The Preferred Securities will, when executed, authenticated and issued in accordance with the Trust Agreement, be validly issued, fully paid and nonassessable beneficial interests in the assets of the Trust, subject to the qualifications set forth in paragraph 3 below.

         3. The Preferred Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated to make payments as set forth in the Trust Agreement.

         We consent to Bryan Cave LLP's and James Sherman, Esquire's relying as to matters of Delaware law upon this opinion in connection with opinions to be rendered by them on the date hereof. We also consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Trust's and the Company's Registration Statements on Form S-3 (Filing Nos. 333-74104, 333-74104-01 and 333-74104-02). In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,

                                       /s/ Richards, Layton & Finger, P.A.
EAM